CUSIP No. 65540B105	Page 1 of 1 Page

Exhibit 2

CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Scott P. Scharfman and Justin C. Jacobs, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Noodles & Company, a Delaware corporation. The authority of Scott P. Scharfman and Justin C. Jacobs under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedules 13D and 13G with regard to the undersigned’s ownership of or transactions in securities of Noodles & Company, unless earlier revoked in writing. The undersigned acknowledges that Scott P. Scharfman and Justin C. Jacobs are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated: March 23, 2017	/s/ Thomas E. Lynch
Thomas E. Lynch